UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 4, 2010 (March 1, 2010)

Max Capital Group Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

000-33047	98-0584464
(Commission File Number)	(I.R.S. Employer Identification No.)

Max House 2 Front Street Hamilton, Bermuda	HM 11
(Address of principal executive offices)	(Zip Code)

(441) 295-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Agreement and Plan of Amalgamation

Max Capital Group Ltd. (“Max”) announced on March 3, 2010 that it had entered into an Agreement and Plan of Amalgamation (the “Amalgamation Agreement”) with Harbor Point Limited (“Harbor Point”) and Alterra Holdings Limited, a direct wholly owned subsidiary of Max (“Amalgamation Sub”), pursuant to which, subject to the terms and conditions set forth therein, Harbor Point will amalgamate with Amalgamation Sub (the “Amalgamation”), with the resulting amalgamated company (the “Amalgamated Company”) becoming a wholly owned subsidiary of Max. Immediately following the effective time of the Amalgamation, Max will change its name to “Alterra Capital Holdings Limited.” In connection with the Amalgamation, certain subsidiaries of Harbor Point and Max will be renamed to incorporate the “Alterra” name. A copy of the joint press release of Max and Harbor Point announcing the entry into the Amalgamation Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Pursuant to the Amalgamation Agreement, upon the closing of the Amalgamation, each issued and outstanding Harbor Point common share, including grants of restricted Harbor Point common shares (other than any Harbor Point common shares with respect to which appraisal rights have been duly exercised under Bermuda law), will automatically be converted into the right to receive 3.7769 common shares of Max (the “Exchange Ratio”). The Amalgamation Agreement is governed by Bermuda law and subject to the jurisdiction of Bermuda courts. The Amalgamation is intended to qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and generally will be tax-free for Harbor Point shareholders who hold less than 5 percent of the shares of the combined company after the exchange.

Each of the boards of directors of Max and Harbor Point unanimously adopted and approved the Amalgamation Agreement, and deemed it advisable and fair to, and in the best interests of, their respective companies to enter into the Amalgamation Agreement and to consummate the Amalgamation and the other transactions contemplated thereby. In Max’s case, this includes (among other things) the issuance of Max voting common shares in connection with the Amalgamation and for effecting the change to Max’s name and the names of certain of its subsidiaries. Max must obtain the approval of at least a majority of votes cast at a special general meeting of Max’s shareholders to authorize the issuance of Max common shares in the Amalgamation (as required by the rules of the NASDAQ Global Select Market) and to change its name (and the names of certain of its subsidiaries). Harbor Point must obtain approval of at least three-fourths of the votes cast at a special general meeting of Harbor Point’s shareholders to approve and adopt the Amalgamation Agreement and the Amalgamation, and the approval of the changes of names to certain Harbor Point subsidiaries will require the approval of at least a majority of the votes cast at a special general meeting of Harbor Point’s shareholders.

The Amalgamation is expected to close in the second quarter of 2010, subject to customary closing conditions, including among others, (i) receiving the required approvals of Max and Harbor Point shareholders, (ii) authorization having been obtained for listing the Max common shares to be issued and reserved for issuance to Harbor Point shareholders in the Amalgamation on the NASDAQ Global Select Market, (iii) receipt of required regulatory approvals, including applicable insurance authorities, (iv) effectiveness of the registration statement for the Max common shares to be issued in the Amalgamation, (v) the absence of any order or injunction by a court of competent jurisdiction preventing the consummation of the Amalgamation, and the absence of any action taken, or any law enacted, entered, enforced or made applicable to the Amalgamation, by any governmental entity that makes the consummation of the Amalgamation illegal or otherwise restrains, enjoins or prohibits the Amalgamation, (vi) effectiveness of certain ancillary agreements among the parties and certain shareholders of the parties and (vii) that the amendments to each party’s existing credit facilities (described below) are in full force and effect or that the parties have obtained other satisfactory financing. The parties’ obligations to consummate the Amalgamation are also subject to the condition that A.M. Best Company, Inc. shall have provided oral or written notice to the parties that each of the parties’ respective insurance subsidiaries will be assigned a Financial Strength Rating of at least “A” after giving effect to the Amalgamation. In addition, Harbor Point’s obligation to consummate the Amalgamation is conditioned on the reorganization of Max’s board of directors as described in more detail in Item 2.03 below.

All awards of restricted Harbor Point common shares that have not already vested in accordance with their terms as of immediately prior to the closing of the Amalgamation will automatically be converted into the right to receive similarly restricted Max common shares based on the Exchange Ratio. All options to purchase Harbor Point common shares that are outstanding and unexercised will automatically be converted into options to acquire a number of Max common shares as adjusted for the Exchange Ratio at an equitably adjusted exercise price and otherwise on the same terms and conditions.

All warrants to purchase Harbor Point common shares that are outstanding and unexercised (“Harbor Point Warrants”) will automatically be converted into warrants to acquire a number of Max common shares as adjusted for the Exchange Ratio at an equitably adjusted exercise price and otherwise on the same terms and conditions. All holders of warrants to purchase Max common shares will have the right (unless waived) to enter into amended and restated warrants to purchase Max common shares that incorporate anti-dilution provisions similar to those currently contained in corresponding Harbor Point Warrants.

Upon the closing of the Amalgamation, Alterra Capital Holdings Limited’s board of directors will be comprised of fourteen members, seven of whom are currently members of the board of directors of Max and seven of whom are currently members of the board of directors of Harbor Point. Additionally, following the closing of the Amalgamation, W. Marston Becker will continue to serve as the Chief Executive Officer of Alterra Capital Holdings Limited and John Berger will be appointed as Chief Executive Officer of Reinsurance of Alterra Capital Holdings Limited. The information set forth in Item 5.02 of this Current Report is incorporated into this Item 1.01 as if set forth herein in full.

The Amalgamation Agreement contains customary representations, warranties and covenants of Max and Harbor Point, including, among others, covenants (i) to conduct their respective businesses in the ordinary course during the interim period between the execution of the

Amalgamation Agreement and completion of the Amalgamation, (ii) not to engage in certain kinds of transactions during this interim period, (iii) to hold shareholder meetings to put the matters that require their respective shareholders’ approval before their shareholders for their consideration and (iv) to use their reasonable best efforts to take all actions necessary to obtain all governmental and regulatory approvals, subject to certain customary limitations.

The Amalgamation Agreement also contains a covenant pursuant to which the parties have agreed that they will not, and will use reasonable best efforts to cause their respective representatives not to, solicit, facilitate (including by providing information), or participate in any negotiations or discussions with any person relating to, any takeover proposal, as further described in the Amalgamation Agreement. Each of Max and or Harbor Point may, subject to certain procedural requirements set forth in the Amalgamation Agreement, provide information to and enter into discussions and negotiations with third parties, and each of their respective board of directors may change its recommendation to its respective shareholders to approve the issuance of Max common shares in the Amalgamation, in the case of Max, or the Amalgamation, in the case of Harbor Point, in the event that a party’s board determines in good faith that failure to take such action would reasonably be likely to violate their fiduciary duties under applicable law, and, if such change in its recommendation is in connection with any third party takeover proposal, the board of directors of Max or Harbor Point, as the case may be, concludes that such takeover proposal constitutes a “Superior Proposal” (as defined in the Amalgamation Agreement). However, neither of Max’s and Harbor Point’s board of directors has the right to terminate the Amalgamation Agreement to accept a takeover proposal or in connection with its own change or withdrawal of its recommendation. Therefore, unless the Amalgamation Agreement is terminated by the other party following such a change or withdrawal in recommendation, the Amalgamation and the issuance of Max common shares in connection therewith will be submitted to a vote of each of Harbor Point’s and Max’s shareholders, respectively.

The Amalgamation Agreement contains certain customary termination rights for both Max and Harbor Point. Each of Max and Harbor Point will also have the right to terminate the Amalgamation Agreement following its respective shareholder meeting if the other party’s book value as of the business day immediately prior to such meeting is less than 80% of such party’s book value as of December 31, 2009. Additionally, the Amalgamation Agreement provides that (i) Harbor Point may terminate the Amalgamation Agreement if A.M. Best gives oral or written notice to Max that the Financial Strength Rating of any of Max’s insurance subsidiaries has been, or will be downgraded below “A- with positive outlook”, (ii) Max may terminate the Amalgamation Agreement if A.M. Best gives oral or written notice to Harbor Point that the Financial Strength Rating of any of Harbor Point’s insurance subsidiaries has been, or will be downgraded below “A with stable outlook”, and (iii) either Harbor Point or Max may terminate the Amalgamation Agreement if A.M. Best gives oral or written notice to either Harbor Point or Max that each of the parties’ respective insurance subsidiaries will not be assigned a Financial Strength Rating of at least “A” after giving effect to the Amalgamation. In each case, the placing by A.M. Best of a party’s insurance subsidiaries as “under review with negative implications” or “under review with developing implications” will not trigger the termination rights described above. Additionally, Max may terminate the Amalgamation Agreement if holders of 15% or more of Harbor Point’s outstanding common shares seek appraisal rights pursuant to Bermuda law.

In addition, the Amalgamation Agreement provides that, upon termination of the Amalgamation Agreement under specified circumstances, Harbor Point may be required to pay Max or Max may be required to pay Harbor Point, a termination fee of $60 million, including if the Amalgamation Agreement is terminated by a party due to a change or withdrawal by the board of directors of the other party of its recommendation of the Amalgamation, or following certain types of terminations, if within nine months of such termination the non-terminating party enters into a definitive agreement with respect to, or consummates, a takeover proposal. Additionally, a party may be required to pay the other a fee of $30 million in the case of termination following the failure of such party’s shareholders to approve the issuance of common shares in the Amalgamation or the Amalgamation, as applicable, subject to limited exceptions, and an additional fee of $30 million if within nine months of such termination, the party whose applicable shareholder vote has not been obtained enters into a definitive agreement with respect to, or consummates, a takeover proposal. Such $30 million fee will be increased to $40 million (with an additional $20 million payable in the circumstances described above during the nine month tail period) if, within 17 days of the effectiveness of the registration statement that Max files in connection with the Amalgamation, either (i) Harbor Point shareholders (including those shareholders described in “Voting Agreements” below) have entered into voting agreements with Max representing at least three-fourths of the outstanding voting power of Harbor Point common shares will be subject to voting agreements or (ii) Harbor Point shareholders approve the Amalgamation at a special general meeting. The parties will not be required to pay a termination fee in connection with terminations relating to the parties insurance subsidiaries’ respective A.M. Best Financial Strength Ratings or in respect of a decline in a party’s book value since December 31, 2009.

The foregoing description of the Amalgamation Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement and Plan of Amalgamation, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

The Amalgamation Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Max, Harbor Point or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Amalgamation Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Amalgamation Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Amalgamation Agreement instead of establishing these matters as facts (such disclosures include information that has been included in Max’s public disclosures, as well as additional non-public information); and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under the Amalgamation Agreement (except for the right of Harbor Point’s shareholders to receive the transaction consideration from and after the consummation of the Amalgamation) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Max or Harbor Point or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Amalgamation Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Amalgamation Agreement, which subsequent information may or may not be fully reflected in Max’s public disclosures.

Voting Agreements

As an inducement for Max and Harbor Point to enter into the Amalgamation Agreement, shareholders of Harbor Point and Max, who are directors, members of senior management and certain significant shareholders of Harbor Point and Max, entered into voting agreements covering, in the case of Harbor point approximately 49.61% of the outstanding voting power of Harbor Point common shares (after giving effect to certain voting cutbacks set forth in the bye-laws of Harbor Point), and in the case of Max, 9.77% of the outstanding voting power of Max common shares (after giving effect to certain voting cutbacks set forth in the byelaws of Max).

Pursuant to the voting agreements, each such shareholder agreed, among other things, to vote all of such shareholder’s common shares in favor of the matters to be submitted to the vote of the applicable party’s shareholders in connection with the Amalgamation and against any competing takeover proposal or any amendment to Harbor Point’s or Max’s memorandum of association or bye-laws that would reasonably be expected to materially impede or delay the Amalgamation Agreement and the transactions contemplated by the Amalgamation Agreement. Each such shareholder has also granted a proxy, in the case of Max shareholders, to Harbor Point and up to two designated officers of Harbor Point, and in the case of Harbor Point Shareholders, to Max and up to two designated officers of Max, to vote such shareholder’s shares in accordance with the terms of the voting agreement to which it is a party.

The foregoing description of the voting agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the Form of Company Shareholder Agreement and the Form of Parent Shareholder Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and the terms of which are incorporated herein by reference.

Lock-Up Agreements

In connection with the Amalgamation Agreement, Max and Harbor Point have entered into lock-up agreements with Max shareholders and Harbor Point shareholders, who are continuing directors, members of senior management and certain significant shareholders.

Each shareholder executing a lock-up agreement will agree that for a period beginning on March 3, 2010 and ending 180 days following the effective time of the Amalgamation, such shareholder will not offer or agree to, directly or indirectly sell, transfer, assign or otherwise dispose of or enter into any derivative, hedging or other similar agreement with respect to or related to, any common shares, options or warrants owned by such person, subject to certain customary exceptions. Each such shareholder has also agreed to be bound by the non-solicitation provisions of the Amalgamation Agreement.

The foregoing description of the lock-up agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the Form of Company Lock-Up Agreement and the Form of Parent Lock-Up Agreement, copies of which are attached hereto as Exhibits 10.3 and 10.4, respectively, and the terms of which are incorporated herein by reference.

Credit Agreement Amendments

The information set forth in Item 2.03 of this Current Report is incorporated into this Item 1.01 as if set forth herein in full.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

In connection with entering into the Amalgamation Agreement, Max Bermuda Ltd. and Max entered into the Third Amendment and Limited Consent to Credit Agreement (the “Third Amendment”) with the Lenders parties thereto (the “Lenders”) and Bank of America, N.A, as Administrative Agent (the “Agent”) to the Credit Agreement (as defined below). The Third Amendment includes the required Lenders’ consent to the Amalgamation and for Max and Amalgamation Sub to enter into the Amalgamation Agreement, which consent may be revoked upon the occurrence of certain customary termination events. The Third Amendment also includes certain amendments to the Credit Agreement among Max, Max Bermuda Ltd., the lenders party thereto and the Agent, dated as of August 7, 2007, as amended as of September 16, 2008 and October 1, 2008 (the “Credit Agreement”). Harbor Point has contemporaneously entered into an amendment (the “First Amendment”) to make substantially similar arrangements in respect of the Amended and Restated Credit Agreement, dated as of June 12, 2007, among Harbor Point, the other borrower parties thereto, the lender parties thereto and Bank of America, N.A., as the Administrative Agent (the “Harbor Point Credit Agreement”). The amendments to the Credit Agreement under the Third Amendment and similar amendments to the Harbor Point Credit Agreement under the First Amendment will take effect if, and only if, the Amalgamation occurs and certain other customary conditions precedent are satisfied.

Upon the effectiveness of the amendments to the Credit Agreement under the Third Amendment and similar amendments to the Harbor Point Credit Agreement under the First Amendment, certain covenants, events of default and certain other provisions in the Credit Agreement and the Harbor Point Credit Agreement will be amended to be substantially similar in the two credit facilities. As amended, the financial covenants will include limitations on the ratio of maximum consolidated indebtedness to total capitalization and the minimum consolidated net worth, in each case in respect of Max and its consolidated subsidiaries.

If the amendments under the Third Amendment and the First Amendment become effective, the applicable interest rates and fees under the two facilities will be increased, the borrowing base calculations will be modified, and certain financial, reporting, negative and other covenants will be amended. The amendments to events of default would include, among others, the cross-default to the Harbor Point Credit Agreement, the non-payment under other material indebtedness or the bankruptcy or insolvency with respect to the borrowers, certain of their subsidiaries and the guarantors under the two facilities, and an amended change in control provision.

As a condition to the effectiveness of the Third Amendment to the Credit Agreement, Max, the Amalgamated Company and, if required by the Agent, Harbor Point and Amalgamation Sub will be required to guarantee the obligations of the borrowers under the Credit Agreement. As a condition to the effectiveness of the First Amendment to the Harbor Point Credit Agreement, Max Capital and, if required by the Agent, Harbor Point and Amalgamation Sub will be required to guarantee the obligations of the borrowers under the Harbor Point Credit Agreement.

The foregoing description of the Third Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the Third Amendment and Limited Consent to Credit Agreement, a copy of which is attached hereto as Exhibit 10.5 and the terms of which are incorporated herein by reference.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

In connection with and in furtherance of the Amalgamation Agreement, five members of Max’s board of directors, W. Marston Becker, Mario Torsiello, Peter A. Minton, Steven M. Skala and William Kronenberg III, have agreed to, and will, resign from their current terms on the board of directors of Max, effective as of the effective time of the Amalgamation. At the effective time of the Amalgamation, the board of directors will increase in size from 12 to 14 members and, immediately thereafter the following individuals will be appointed to fill vacancies on the board of directors: (i) terms expiring 2010 – W. Thomas Forrester and Meryl Hartzband; (ii) terms expiring 2011 – Stephan F. Newhouse and Andrew H. Rush; and (iii) terms expiring 2012 – W. Marston Becker, Mario Torsiello, John R. Berger, James Carey and Michael O’Reilly. Upon the closing of the Amalgamation, and following the effectiveness of the foregoing resignations and appointments to fill vacancies, Alterra Capital Holdings Limited’s board of directors will be comprised of fourteen members, seven of whom are currently members of the board of directors of Max and seven of whom are currently members of the board of directors of Harbor Point. The seven directors who are currently members of the board of directors of Max and will serve as directors of Alterra Capital Holdings Limited upon the closing of the Amalgamation are: Gordon Cheesbrough, K. Bruce Connell, Willis King, James MacNaughton, Mario Torsiello, James Zech and W. Marston Becker. The seven directors who are currently members of the board of directors of Harbor Point and will serve as directors of Alterra Capital Holdings Limited upon the closing of the Amalgamation are: Thomas Forrester; Meryl Hartzbrand, Stephan Newhouse, Andy Rush, James Carey, Michael O’Reilly and John Berger.

Max’s directors and executive officers hold unvested options to purchase Max common shares, restricted Max common shares and Max restricted share units (collectively, the “Max Equity Awards”) under the Max 2000 Stock Incentive Plan and the Max 2008 Stock Incentive Plan, which we refer to collectively as the “Max Plans.” In connection with entering into the

Amalgamation Agreement, the Compensation Committee of Max’s board of directors reviewed whether the Amalgamation would implicate the “change in control” provisions of the Max Plans and concluded that the consummation of the Amalgamation would constitute a “change in control” under the Max Plans. In connection with such determination, in accordance with the terms of the Max Plans and the applicable award agreements, except in the case of any Max Equity Awards granted after December 31, 2009, all Max Equity Awards will generally vest upon the consummation of the Amalgamation. Notwithstanding this right to accelerated vesting, Marston Becker, Peter Minton, Angelo Guagliano, Joseph Roberts, Adam Mullan, David Kalainoff, and Stephen Vaccaro (collectively, the “waiving executive officers”) have entered into waiver agreements with Max and Harbor Point whereby the waiving executive officers have irrevocably waived 100% of the accelerated vesting of their Max Equity Awards that would have otherwise vested upon the consummation of the Amalgamation. Any Max Equity Award subject to such waiver will not vest in connection with the Amalgamation and will remain subject to its original vesting requirements, except that following the Amalgamation, all of the affected Max Equity Awards will become fully vested upon a waiving executive officers’ death, termination of employment by Max without “Cause”, termination of employment due to “Disability,” or termination of employment by the executive for “Good Reason” (as such terms are defined in the applicable waiving executive officer’s employment agreement or in the Max Plans).

ITEM 8.01	OTHER EVENTS.

On March 3, 2010, Max and Harbor Point issued a joint press release announcing the execution of the Amalgamation Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

On March 1, 2010, in connection with the amalgamation, to comply with guidelines adopted by the SEC, Max terminated a pre-arranged stock trading plan to repurchase common shares that had been entered into on December 18, 2009.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Amalgamation, dated as of March 3, 2010, by and among Max Capital Group Ltd., Alterra Holdings Limited and Harbor Point Limited

10.1	Form of Company Shareholder Voting Agreement, dated as of March 3, 2010, by and among Max Capital Group Ltd., and each of the shareholders of Harbor Point Limited listed on Schedule A thereto

10.2	Form of Parent Shareholder Voting Agreement, dated as of March 3, 2010, by and among Harbor Point Limited, and each of the shareholders of Max Capital Group Ltd. listed on Schedule A thereto

10.3	Form of Company Lock-Up Agreement, dated as of March 3, 2010

10.4	Form of Parent Lock-Up Agreement, dated as of March 3, 2010

10.5	Third Amendment and Limited Consent to Credit Agreement, dated as of March 3, 2010, by and among Max Bermuda Ltd., Max Capital Group Ltd., the Lender parties thereto and Bank of America, N.A, as Administrative Agent

99.1	Joint Press Release dated March 3, 2010

99.2	Investor presentation slides dated March 3, 2010, to be used in connection with investor presentations

99.3	Letter to Business Partners dated March 3, 2010

99.4	Letter to Employees dated March 3, 2010

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This filing includes statements about future economic performance, finances, expectations, plans and prospects of Max and Harbor Point, both individually and on a consolidated basis, that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements. For further information regarding cautionary statements and factors affecting future results of Max, please refer to the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Max with the Securities Exchange Commission (“SEC”) and, in the case of Harbor Point, please refer to its Annual Report for the year ended December 31, 2009 posted on its website at www.harborpoint.com. These documents are also available free of charge, in the case of Max, by directing a request to Max through Joe Roberts, Chief Financial Officer, or Susan Spivak Bernstein, Senior Vice President, Investor Relations, at 441-295-8800 and, in the case of Harbor Point, by directing a request to Gayle Gorman, Senior Vice President, at 441-294-6743. Neither Max nor Harbor Point undertakes any obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

This filing contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on Max’s or Harbor Point’s current plans, estimates and expectations. Some forward-looking statements may be identified by use of terms such as “believe,” “anticipate,” “intend,” “expect,” “project,” “plan,” “may,” “should,” “could,” “will,” “estimate,” “predict,” “potential,” “continue,” and similar words, terms or statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this filing should not be considered as a representation by Max, Harbor Point or any other person that Max’s or Harbor Point’s objectives or plans, both individually and on a consolidated basis, will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding expectations; (b) the adequacy of loss reserves and the need to adjust such reserves as claims develop over time; (c) the failure of any of the loss limitation methods the parties employ; (d) any lowering or loss of financial ratings of any wholly owned operating subsidiary; (e) the effect of competition on market trends and pricing; (f) cyclical trends, including with respect to demand and pricing in the insurance and reinsurance markets; (g) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere; and (h) other factors set forth, in the case of Max, in its recent reports on Form 10-K, Form 10-Q and other documents of Max on file with the SEC and, in the case of Harbor Point, in its Annual Report for the year ended December 31, 2009 posted on its website at www.harborpoint.com.

Risks and uncertainties relating to the proposed amalgamation include the risks that: (1) the parties will not obtain the requisite shareholder or regulatory approvals for the transaction; (2) the anticipated benefits of the transaction will not be realized; (3) the parties may not be able to retain key personnel; (4) the conditions to the closing of the proposed amalgamation may not be satisfied or waived; and (5) the outcome of any legal proceedings to the extent initiated against Max or Harbor Point or its respective directors and officers following the announcement of the proposed amalgamation is uncertain. These risks, as well as other risks of the combined company and its subsidiaries may be different from what the companies expect and each party’s management may respond differently to any of the aforementioned factors. These risks, as well as other risks associated with the amalgamation, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 to be filed by Max with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

ADDITIONAL INFORMATION ABOUT THE PROPOSED AMALGAMATION AND WHERE TO FIND IT:

This material relates to a proposed amalgamation between Max and Harbor Point that will become the subject of a registration statement, which will include a joint proxy statement/prospectus, to be filed by Max with the SEC. This material is not a substitute for the joint proxy statement/prospectus that Max will file with the SEC or any other document that Max may file with the SEC or Max or Harbor Point may send to its shareholders in connection with the proposed amalgamation. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC OR SENT TO SHAREHOLDERS, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT ON FORM S-4, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED AMALGAMATION. All documents, when filed, will be available in the case of Max, free of charge at the SEC’s website (www.sec.gov) or by directing a request to Max through Joe Roberts, Chief Financial Officer, or Susan Spivak Bernstein, Senior Vice President, Investor Relations, at 441-295-8800 and, in the case of Harbor Point, by directing a request to Gayle Gorman, Senior Vice President, at 441-294-6743.

PARTICIPANTS IN THE SOLICITATION:

Max and its directors and executive officers may be deemed to be participants in any solicitation of Max’s shareholders in connection with the proposed amalgamation. Information about Max’s directors and executive officers is available in the proxy statement dated September 9, 2009 for Max’s 2009 annual general meeting of shareholders.

John Berger, Chief Executive Officer and President, and Andrew Cook, Chief Financial Officer, of Harbor Point, may also be deemed to be participants in any solicitation of Max’s shareholders in connection with the proposed amalgamation.

John R. Berger

John R. Berger has been the Chief Executive Officer and President of Harbor Point Limited (“Harbor Point”) since its inception in December 2005. He is also Chairman of Harbor Point’s subsidiary, Harbor Point Re Limited, Chief Executive Officer of Harbor Point’s subsidiary, Harbor Point Services, Inc., and a director of Harbor Point’s subsidiaries, Harbor Point Agency Limited, New Point III Limited and New Point Re III Limited. From August 1998 to December 2005, he was the Chief Executive Officer and President of Chubb Re, Inc., a subsidiary of The Chubb Corporation. From November 1983 to August 1998, he held various positions at F&G Re, a subsidiary of USF&G Corporation, including Chief Executive Officer and President. Following the acquisition of USF&G by The St. Paul Companies in April 1998 until August 1998, he was President of the North American Treaty operation of St. Paul Re and President of F&G Re. Prior to 1983, he was an underwriter at General Re and Prudential Reinsurance and was a professional basketball player/coach in Sion, Switzerland. Mr. Berger is a member of the board of directors of the Reinsurance Association of America.

Upon consummation of the Amalgamation, Mr. Berger will become Chief Executive Officer of Reinsurance and Vice Chairman of Max Capital Group Ltd. (renamed Alterra Capital Holdings Limited). Mr. Berger is also a shareholder of Harbor Point Limited. Upon consummation of the amalgamation, Mr. Berger will become a shareholder of Alterra Capital Holdings Limited.

As of March 1, 2010, Mr. Berger owned 40,000 Harbor Point common shares, 106,250 options to purchase Harbor Point common shares, 83,000 restricted Harbor Point common shares and warrants to purchase approximately 19,026 Harbor Point common shares.

Andrew Cook

Andrew Cook has been Chief Financial Officer of the Company since September 2006. He is also Deputy Chairman, President and Chief Financial Officer of our subsidiary, Harbor Point Re Limited, a director of Harbor Point’s subsidiary, Harbor Point Investments Europe Limited, and a director and President of Harbor Point’s subsidiaries, Harbor Point Agency Limited, New Point III Limited and New Point Re III Limited. From November 2001 to April 2006, he was the Chief Financial Officer of AXIS Capital Holdings Limited, a Bermuda insurance and reinsurance company. From January 2001 until November 2001, he served as Senior Vice President and Chief Financial Officer of Mutual Risk Management Limited. From 1999 to 2000, he worked as an independent consultant assisting clients in raising private equity capital. From 1993 to 1999, he served as Senior Vice President and Chief Financial Officer of LaSalle Re Holdings Limited.

Upon consummation of the Amalgamation, Mr. Cook will become Chief Integration Officer and Executive Vice President – Global Development of Capital Group Ltd. (renamed Alterra Capital Holdings Limited). Mr. Cook is also a shareholder of Harbor Point Limited. Upon consummation of the amalgamation, Mr. Cook will become a shareholder of Alterra Capital Holdings Limited.

As of March 1, 2010, Mr. Cook owned 10,000 Harbor Point common shares, 30,000 options to purchase Harbor Point common shares, 35,500 restricted Harbor Point common shares and warrants to purchase approximately 4,756 Harbor Point common shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this filing to be signed on its behalf by the undersigned thereunto authorized.

March 4, 2010

Max Capital Group Ltd.
Registrant

By:	/s/ PETER MINTON
Name:	Peter Minton
Title:	Executive Vice President and Chief Operating Officer

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Amalgamation, dated as of March 3, 2010, by and among Max Capital Group Ltd., Alterra Holdings Limited and Harbor Point Limited

10.1	Form of Company Shareholder Voting Agreement, dated as of March 3, 2010, by and among Max Capital Group Ltd., and each of the shareholders of Harbor Point Limited listed on Schedule A thereto

10.2	Form of Parent Shareholder Voting Agreement, dated as of March 3, 2010, by and among Harbor Point Limited, and each of the shareholders of Max Capital Group Ltd. listed on Schedule A thereto

10.3	Form of Company Lock-Up Agreement, dated as of March 3, 2010

10.4	Form of Parent Lock-Up Agreement, dated as of March 3, 2010

10.5	Third Amendment and Limited Consent to Credit Agreement, dated as of March 3, 2010, by and among Max Bermuda Ltd., Max Capital Group Ltd., the Lender parties thereto and Bank of America, N.A, as Administrative Agent

99.1	Joint Press Release dated March 3, 2010

99.2	Investor presentation slides dated March 3, 2010, to be used in connection with investor presentations

99.3	Letter to Business Partners dated March 3, 2010

99.4	Letter to Employees dated March 3, 2010